Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND
REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, August 4, 2016 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the second quarter ended June 30, 2016 and provided an overview of key milestones for the company’s lead drug candidates.

“We enter the second half of the year with significant momentum, with both telotristat etiprate and sotagliflozin,” said Lexicon President and Chief Executive Officer, Lonnel Coats. “We are looking forward to our upcoming PDUFA date of November 30 for telotristat etiprate, as well as top-line data from two pivotal Phase 3 clinical trials and two Phase 2 clinical trials for sotagliflozin in type 1 diabetes by the end of the year.”

Pipeline Progress

Telotristat etiprate is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), the rate-limiting enzyme involved in serotonin production. Excess production of serotonin within metastatic neuroendocrine tumor cells can lead to carcinoid syndrome, a condition characterized by serious consequences including frequent and debilitating diarrhea, facial flushing, abdominal pain, and heart valve damage.

On May 30, 2016, Lexicon announced that the U.S. Food and Drug Administration had granted a Priority Review of the NDA filing for telotristat etiprate and set a Prescription Drug User Fee Act (“PDUFA”) target action date of November 30, 2016. In addition, the European Medicines Agency recently accepted a marketing authorization application filed for telotristat etiprate by Ipsen. Lexicon previously entered into a collaboration with Ipsen to commercialize telotristat etiprate in Europe and other countries outside the U.S. and Japan.

Sotagliflozin, which is being developed as a potential treatment for type 1 and type 2 diabetes, is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), each of which modulates glucose levels, and is the first investigational medicine to target both of these two proteins.

Lexicon is conducting three Phase 3 clinical trials of sotagliflozin in patients with type 1 diabetes, two of which have completed enrollment and are expected to provide top-line results in the second half of 2016. Lexicon expects that Phase 3 development of sotagliflozin in patients with type 2 diabetes will be initiated by Sanofi by the end of 2016. Lexicon previously entered into a collaboration with Sanofi in which Lexicon is responsible for clinical development activities relating to type 1 diabetes and Sanofi is responsible for clinical development activities relating to type 2 diabetes.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended June 30, 2016 increased to $20.1 million from $0.4 million for the corresponding period in 2015, primarily due to revenues recognized from the collaboration and license agreement with Sanofi. For the six months ended June 30, 2016, revenues increased to $32.6 million from $2.2 million for the corresponding period in 2015.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2016 increased 132 percent to $48.2 million from $20.8 million for the corresponding period in 2015, primarily due to increases in external clinical and nonclinical research and development costs. For the six months ended June 30, 2016, research and development expenses increased 105 percent to $85.2 million from $41.6 million for the corresponding period in 2015.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The change in fair value of the Symphony Icon purchase liability was $0.5 million and ($12,000) for the three months ended June 30, 2016 and 2015, respectively, and was $1.4 million and $1.7 million for the six months ended June 30, 2016 and 2015, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2016 increased 33 percent to $8.4 million from $6.3 million for the corresponding period in 2015, primarily due to increased costs in preparation for commercialization of telotristat etiprate. For the six months ended June 30, 2016, general and administrative expenses increased 40 percent to $16.8 million from $12.0 million for the corresponding period in 2015.

Consolidated Net Loss: Net loss for the three months ended June 30, 2016 was $38.1 million, or $0.37 per share, compared to a net loss of $28.1 million, or $0.27 per share, in the corresponding period in 2015. Net loss for the six months ended June 30, 2016 was $73.0 million, or $0.70 per share, compared to a net loss of $56.2 million, or $0.54 per share, in the corresponding period in 2015. For the three and six months ended June 30, 2016, net loss included non-cash, stock-based compensation expense of $2.0 million and $3.8 million, respectively. For the three and six months ended June 30, 2015, net loss included non-cash, stock-based compensation expense of $1.8 million and $3.7 million, respectively.

Cash and Investments: As of June 30, 2016, Lexicon had $429.4 million in cash and investments, as compared to $477.1 million as of March 31, 2016 and $521.4 million as of December 31, 2015.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 10:00 a.m. Eastern Time on August 4, 2016. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 59762271. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through September 4, 2016.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$20,001	$338	$32,495	$2,130
Subscription and license fees	88	38	88	38
Total revenues	20,089	376	32,583	2,168
Operating expenses:
Research and development, including stock-based compensation of $973, $868, $1,962 and $1,972, respectively	48,216	20,769	85,218	41,634
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	478	(12)	1,443	1,741
General and administrative, including stock-based compensation of $984, $920, $1,830 and $1,769, respectively	8,416	6,307	16,814	12,008
Total operating expenses	57,110	27,064	103,475	55,383
Loss from operations	(37,021)	(26,688)	(70,892)	(53,215)
Interest expense	(1,638)	(1,655)	(3,287)	(3,357)
Interest and other income, net	547	269	1,184	422
Consolidated net loss	$(38,112)	$(28,074)	$(72,995)	$(56,150)

Consolidated net loss per common share, basic and diluted	$(0.37)	$(0.27)	$(0.70)	$(0.54)

Shares used in computing consolidated net loss per common share, basic and diluted	103,830	103,608	103,756	103,562

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2016	2015
	(unaudited)
Cash and investments	$429,365	$521,352
Property and equipment, net	20,350	21,227
Goodwill	44,543	44,543
Other intangible assets	53,357	53,357
Total assets	558,134	651,960
Deferred revenue	153,716	185,650
Current and long-term debt	102,198	102,936
Other long-term liabilities	14,037	14,367
Accumulated deficit	(1,181,929)	(1,108,934)
Total stockholders’ equity	217,333	285,850

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For Additional Information Contact:

Investors Chas Schultz Senior Director, Finance and Communications Lexicon (281) 863-3421 cschultz@lexpharma.com	Media Mariann Caprino Senior Vice President TogoRun (917) 242-1087 m.caprino@togorun.com